Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Unitil Corporation and subsidiaries of our report dated February 1, 2012, relating to our audits of the consolidated financial statements as of December 31, 2011 and 2010 and for the years then ended and the effectiveness of internal control over financial reporting as of December 31, 2011, included in the Annual Report on Form 10-K of Unitil Corporation for the year ended December 31, 2011.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ McGladrey & Pullen, LLP

Boston, Massachusetts

March 23, 2012